UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2015

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2015, Aqua Metals Reno, Inc., our wholly-owned subsidiary, entered into a Loan Agreement with Green Bank, N.A. pursuant to which Green Bank provided us with a loan in the amount of $10 million.  The loan proceeds will be applied towards the expansion of our initial recycling operation at the Tahoe Reno Industrial Center (“TRIC”) near Reno, Nevada.  The loan accrues interest at an annual rate of the Wall Street Journal Prime Rate Index plus a margin of 2.00%, adjusted quarterly, with a floor rate of 6.00%.  Interest-only payments are due monthly for the first twelve months.  Thereafter, principal and interest are due monthly and are fully amortized over 20 years.  The loan is collateralized by the real estate, plant and fixtures at the TRIC facility and a certificate of deposit of $1 million at Green Bank.  Additionally, the terms of the Loan Agreement contain various affirmative and negative covenants.  Among them, Aqua Metals Reno, Inc. must maintain a minimum debt service coverage ratio of 1.25 to 1.0, a maximum debt-to-net worth ratio of 1.0 to 1.0 and a minimum current ratio of 1.5 to 1.0.

The loan is guaranteed by the United States Department of Agriculture Rural Development, or USDA, in the amount of 90% of the principal amount of the loan.  We paid a guarantee fee to USDA in the amount of $270,000 at the time of closing of the Loan Agreement and we will be required to pay to USDA an annual renewal fee in the amount of 0.50% of the guaranteed portion of the outstanding principal balance of the loan as of December 31 of each year.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 3, 2015, Aqua Metals Reno, Inc., our wholly-owned subsidiary, entered into a Loan Agreement with Green Bank, N.A. pursuant to which Green Bank provided us with a loan in the amount of $10 million. The terms of the loan are described in Item 1.10 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: November 9 , 2015	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer